Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is made and entered into by and between Surendra Saboo (the “Executive”) and Neutral Tandem, Inc. d/b/a/ Inteliquent (the “Employer”).

WHEREAS, Executive is or was employed as President and Chief Operating Officer of Employer pursuant to an Employment Agreement, by and between Employer and Executive, dated October 1, 2010 (the “Employment Agreement”) attached as Exhibit A;

WHEREAS, Employer and Executive have agreed that Executive’s employment by Employer will terminate;

NOW, THEREFORE, in consideration of the promises and payments set forth in this Agreement, the sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Executive will step down from his position as President and Chief Operating Officer on October, 1, 2012 and will provide transition services thereafter as reasonably requested by Employer in exchange for Executive’s continued employment by Employer, which employment (including the provision of transition services) will terminate effective at 11:59 p.m. (Chicago time) on October 31, 2012 (the “Termination Date”). Employer has or will pay Executive’s unpaid base salary, any unused vacation pay accrued, and any unreimbursed business expenses submitted and incurred in accordance with Employer’s standard reimbursement policy through the Termination Date, and will also continue Executive’s benefits through the Termination Date (the “Termination Payments and Benefits”). The Termination Payments and Benefits are payable to Executive whether or not Executive executes this Agreement. As part of the transition services, Employer and Executive will in good faith work as expeditiously as possible to remove Executive as an officer or director of any Employer related party.

2. In lieu of any payments payable upon termination to Executive pursuant to the Employment Agreement:

(a) Employer will pay Executive severance payments equal to twelve (12) months’ base salary at the annual salary rate of $374,000, payable in equal installments in accordance with Employer’s payroll payment schedule in effect at the time of payment, provided that any payments that would (absent this proviso) be made during the six (6) month period after the Termination Date shall instead be paid on the first business day following the six (6) month period after the Termination Date (which accumulated payments shall include interest on such payments at the Wall Street Journal Prime rate plus two percent (2%));

(b) Employer will pay Executive a lump sum payment in the amount of $56,100, payable within 15 days after the Effective Date;

(c) As long as executive retiree health insurance coverage is offered by Employer, Executive at his election may continue to participate in Employer’s health insurance plan as a retired executive upon timely monthly payment to Employer of the then-applicable Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”) rate for such health insurance coverage and as long as Employer in its sole discretion maintains a health insurance plan permitting such participation. For the avoidance of doubt, Employer may amend or terminate any health insurance plan and/or executive retiree participation in any Employer health insurance plan at any time. In the event Executive’s health insurance coverage terminates, Executive will have any rights to continued benefits in accordance with COBRA;

(d) As of the day after the Termination Date, the vesting date of certain stock equity awards will accelerate by a period of 18 months. Exhibit B sets out the equity awards that (1) are already vested as of the Termination Date, (2) will accelerate on the day after Termination Date and (3) will be forfeited on the day after the Termination Date. The option awards already vested as of the Termination Date and the option awards that will accelerate on the day after Termination Date are hereinafter referred to as the “Vested Options”;

(e) Notwithstanding the terms of any stock option award agreement between Executive and Employer governing the Vested Options, Executive will have 18 months from the Termination Date to exercise his Vested Options, such exercise to otherwise be subject to the terms and conditions of the applicable plans and award agreements. If a corporate event occurs (e.g., a recapitalization) resulting in the Employer’s compensation committee or board of directors approving anti-dilution measures with respect to outstanding options held by the Employer’s officers and directors, the same anti-dilution measures will apply to any outstanding options held by Executive;

(f) Payments and the accelerated equity awards hereunder will be subject to applicable federal, state and local taxes and withholding and less any other deductions authorized by Executive or by law;

(g) In the event of a breach of this Agreement by Executive, (i) the Employer shall not thereafter be obligated to pay or otherwise make available payments and benefits set forth in this Section 2 of this Agreement (including without limitation Executive’s option exercise rights set forth in Section 2(e)) (the “Severance Payments and Benefits”), and (ii) Executive shall repay to Employer (A) any amounts paid to Executive pursuant to Section 2(a) and (b), (B) the shares delivered (or an amount of cash equivalent to such shares) with respect to restricted share awards pursuant to Section 2(d) and (C) any proceeds of stock options exercised pursuant to Sections 2(d)(2) and (e), less (D) one thousand dollars ($1,000.00); and

(h) Executive acknowledges that the payments and benefits set forth in this Section 2 of this Agreement (the “Severance Payments and Benefits”) exceed any payments Employer is obligated to pay to Executive.

In the event of a breach of this Agreement by Executive, the remaining provisions of this Agreement shall remain in full force and effect, including but not limited to the restrictive covenants and the release.

3. In consideration of the Severance Payments and Benefits:

(a) Executive hereby RELEASES Employer and its past and present parents, subsidiaries, affiliates, predecessors, successors, assigns, related companies, entities or divisions, employee benefit plans, trustees, fiduciaries and administrators, and any and all of its and their respective past and present officers, directors, partners, agents, representatives, attorneys and employees (all collectively included in the term the “Employer” for purposes of this release), from any and all claims, demands or causes of action which Executive, or Executive’s heirs, executors, administrators, agents, attorneys, representatives or assigns (all collectively included in the term “Executive” for purposes of this release), have, had or may have against Employer, based on any events or circumstances arising or occurring prior to and including the date of Executive’s execution of this Agreement to the fullest extent permitted by law, regardless of whether such claims are now known or are later discovered, including but not limited to any claims relating to Executive’s employment or termination of employment by Employer, any rights of continued employment, reinstatement or reemployment by Employer, and any costs or attorneys’ fees incurred by Executive, PROVIDED, HOWEVER, Executive is not waiving, releasing or giving up any rights Executive may have to vested benefits under any pension, savings, stock or equity plan, to continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, to unemployment insurance, or to enforce the terms of this Agreement, to indemnification in accordance with Employer’s bylaws, or to any other right which cannot be waived as a matter of law. In the event any claim or suit is filed on Executive’s behalf against Employer by any person or entity, Executive waives any and all rights to receive monetary damages or injunctive relief in favor of Executive.

(b) Executive agrees and acknowledges: (i) that this Agreement is intended to be a general release that extinguishes all claims by Executive against Employer arising or occurring prior to and including the date of Executive’s execution of this Agreement; (ii) that Executive is waiving any rights and claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Executive Retirement Income Security Act, the Family and Medical Leave Act, the Illinois Human Rights Act, and all other federal, state and local statutes, ordinances and common law, including but not limited to any and all claims alleging breach of contract, personal injury, emotional distress or other torts or causes of action, to the fullest extent permitted by law; (iii) that Executive is waiving all rights and claims against Employer, known or unknown, arising or occurring prior to and including the date of Executive’s execution of this Agreement; (iv) that the consideration that Executive will receive in exchange for Executive’s waiver of the rights and claims specified herein exceeds anything of value to which Executive is already entitled; (v) that Executive was hereby informed by Employer in writing to consult with an attorney and that Executive had at least 21 days to consider this Agreement; (vi) that Executive has entered into this Agreement knowingly and voluntarily with full understanding of its terms and after having had the opportunity to seek and receive advice from counsel of Executive’s choosing; and (vii) that Executive has had a reasonable period of time within which to consider this Agreement. Executive represents that he has not assigned any claim against the Employer to any person or entity. Executive agrees not to apply for or seek employment by Employer.

4. Executive agrees not to make, or cause or attempt to cause any other person to make any statement, written or oral, or convey any information about Employer which is disparaging or which in any way reflects negatively upon Employer as defined in Section 3(a) of this Agreement. Executive and Employer agree that nothing in this Agreement is meant to preclude Executive or Employer from fully and truthfully cooperating with any government investigation or inquiry. Employer agrees that it will instruct Ed Evans, CEO, and David Zwick, CFO, not to disparage Executive to any third party.

5. Executive specifically acknowledges and reaffirms Executive’s ongoing obligations to Employer pursuant to Section 4 (the “Restrictive Covenants”) of the Employment Agreement, including the Proprietary Information and Invention Agreement executed by the Executive on May 9, 2006, attached as Exhibit C, which obligations are incorporated herein and will remain in full force and effect. Executive acknowledges and agrees to return to Employer any and all property of Employer in Executive’s possession or control, including but not limited to all materials containing any confidential or proprietary information of Employer, on or before the Termination Date.

6. If any provision, section, subsection or other portion of this Agreement, including the Restrictive Covenants of the Employment Agreement incorporated herein by reference, shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as thus amended shall be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

7. Executive and Employer hereby agree and acknowledge the parties’ continued obligations under Section 6.10 (Section 409A Compliance) of the Employment Agreement, which obligations are incorporated herein and will remain in full force and effect.

8. This Agreement does not constitute and shall not be construed as an admission by Employer that it has violated any law, interfered with any rights, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Executive, and Employer expressly denies that it has engaged in any such conduct.

9. This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations and agreements, except the Restrictive Covenants and Section 409A Compliance provisions of the Employment Agreement incorporated herein pursuant to Sections 5 and 7 of this Agreement. This Agreement may be modified only by a written instrument signed by all parties hereto. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which constitute one and the same Agreement.

10. Executive hereby agrees and acknowledges that Executive has carefully read this Agreement, fully understands what this Agreement means, and is signing this Agreement knowingly and voluntarily, that no other promises or agreements have been made to Executive other than those set forth in this Agreement, and that Executive has not relied on any statement by anyone associated with Employer that is not contained in this Agreement in deciding to sign this Agreement.

11. This Agreement will be governed by the laws of the State of Illinois and all disputes arising under this Agreement must be submitted to a court of competent jurisdiction in Chicago, Illinois.

12. Executive may accept this Agreement by delivering an executed copy of the Agreement to:

Inteliquent

Kathy Joiner

550 West Adams Street

Suite 900

Chicago, Illinois 60661

on the Termination Date or no later than 21 calendar days after Executive’s receipt of this Agreement, whichever is later.

13. Executive may revoke this Agreement within seven (7) calendar days after it is executed by Executive by delivering a written notice of revocation to:

Inteliquent

Kathy Joiner

550 West Adams Street

Suite 900

Chicago, Illinois 60661

no later than the close of business on the seventh (7th) calendar day after this Agreement was signed by Executive. This Agreement will not become effective or enforceable until the eighth (8th) calendar day after Executive signs it and has not timely revoked it (the “Effective Date”). If Executive revokes this Agreement, the parties shall have no obligations under this Agreement, and any severance and other benefits shall be governed by the Employment Agreement.

WHEREFORE, the parties have executed this Agreement on the date or dates set forth below.

EXECUTIVE		NEUTRAL TANDEM, INC. d/b/a INTELIQUENT

By:	/s/ Surendra Saboo	By:	/s/ Richard L. Monto
Name:	Surendra Saboo	Name:	Richard L. Monto
		Title:	General Counsel and Secretary
Date:	October 25, 2012	Date:	November 2, 2012

EXHIBIT A

Employment Agreement

EXHIBIT B

Stock Awards

Type Of Award	Date Of Award	Amount Of Award	Amount of Award Already Vested as of Termination Date	Amount of Award to be Accelerated as of Termination Date	Amount of Award to be Forfeited as of Termination Date
Restricted Shares	8/26/09	56,700	44,887	11,813	0
Restricted Shares	9/30/10	100,000	52,083	37,500	10,417
Restricted Shares	2/15/12	60,000	0	33,750	26,250
Stock Options*	5/8/06	325,000	325,000	Not applicable	Not applicable
Stock Options*	8/29/06	75,000	75,000	Not applicable	Not applicable
Stock Options*	4/22/08	200,000	200,000	Not applicable	Not applicable
Stock Options*	8/26/09	100,000	79,166	20,834	0

*	Subject to the terms and conditions of the Agreement, vested and accelerated Stock Options will remain exercisable through April 30, 2014.

EXHIBIT C

Proprietary Information and Invention Agreement